Exhibit 2(a)(v)
THE GABELLI EQUITY TRUST INC.
ARTICLES OF AMENDMENT
     The Gabelli Equity Trust Inc., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:
     FIRST: Article V (1) of the Articles of Incorporation of the Corporation, as previously amended and supplemented, is hereby further amended by deleting it in its entirety and inserting in lieu thereof the following:
(l)	The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000) shares, with a par value of $.001 per share for each class of stock, and with an aggregate par value of Two Hundred Seventy Thousand Dollars ($270,000), of which Two Hundred Fifty Two Million (252,000,000) shares are designated as common stock of the Corporation, Five Million Three Hundred Sixty Seven Thousand Nine Hundred (5,367,900) shares are designated as “7.25% Cumulative Preferred Stock” of the Corporation, Six Million Six Hundred Thousand (6,600,000) shares are designated as “7.20% Tax Advantaged Series B Cumulative Preferred Stock” of the Corporation, Five Thousand Two Hundred (5,200) shares are designated as “Series C Auction Rate Cumulative Preferred Stock” of the Corporation, Three Million shares (3,000,000) shares are designated as “5.875% Series D Cumulative Preferred Stock” of the Corporation, Two Thousand (2,000) shares are designated as “Series E Auction Rate Preferred Stock” of the Corporation, and Three Million Twenty Four Thousand Nine Hundred (3,024,900) shares are designated as preferred stock of the Corporation without further designation.
     SECOND: The foregoing amendment to the Charter of the Corporation was approved by at least a majority of the entire Board of Directors pursuant to Article V (7) of the Articles of Incorporation, as amended. The amendment is limited to a change expressly authorized by Section 2-105(a)(12) of the Maryland General Corporation Law to be made without action by the stockholders.
     THIRD: (a) The total number of shares of stock of all classes of the Corporation heretofore authorized was 200,000,000 shares, with a par value of $.001 per share for each class of stock and with an aggregate par value of $200,000, of which:

(1)	182,000,000 shares were classified as common stock,

(2)	5,367,900 shares were classified as “7.25% Cumulative Preferred Stock”,

(3)	6,600,000 shares were classified as “7.20% Tax Advantaged Series B Cumulative Preferred Stock”,

(4)	5,200 shares were classified as “Series C Auction Rate Cumulative Preferred Stock”,

(5)	3,000,000 shares were classified as “5.875% Series D Cumulative Preferred Stock”,

(6)	2,000 shares were classified as “Series E Auction Rate Preferred Stock”, and

(7)	3,024,900 shares were classified as preferred stock without further designation.
              (b) The total number of shares of stock of all classes of the Corporation as hereby increased is 270,000,000 shares, with a par value of $.001 per share for each class of stock and with aggregate par value of $270,000, of which:
(1)	252,000,000 shares are classified as common stock,

(2)	5,367,900 shares are classified as “7.25% Cumulative Preferred Stock”,

(3)	6,600,000 shares are classified as “7.20% Tax Advantaged Series B Cumulative Preferred Stock”,

(4)	5,200 shares are classified as “Series C Auction Rate Cumulative Preferred Stock”,

(5)	3,000,000 shares are classified as “5.875% Series D Cumulative Preferred Stock”,

(6)	2,000 shares are classified as “Series E Auction Rate Preferred Stock”, and

(7)	3,024,900 shares are classified as preferred stock without further designation.
     FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the classes of shares of stock referred to in these Articles of Amendment were not changed by these Articles of Amendment.

     The undersigned President of The Gabelli Equity Trust Inc., who executed these Articles of Amendment on behalf of the Corporation, hereby acknowledges, in the name and on behalf of the Corporation, that these Articles of Amendment are the corporate act of the Corporation and states further, under the penalties of perjury, that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to authorization and approval are true in all material respects.
     IN WITNESS WHEREOF, The Gabelli Equity Trust Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this 12th day of September, 2005.

WITNESS:		THE GABELLI EQUITY TRUST INC.

By:	/s/ James E. McKee	By:	/s/ Bruce N. Alpert

	James E. McKee		Bruce N. Alpert
	Secretary		President

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